Exhibit 99.1

            VCA Antech, Inc. Reports First Quarter Results

    LOS ANGELES--(BUSINESS WIRE)--April 26, 2006--VCA Antech, Inc.
(NASDAQ:WOOF):

    --  Revenue increased 25.3% to $234.2 million

    --  Gross profit increased 25.7% to $63.5 million

    --  Reported diluted earnings per common share was $0.35

    --  Adjusted diluted earnings per common share increased 28.6% to
        $0.27

    VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States, today reported financial results for the quarter ended March 31, 2006 as follows: revenue increased 25.3% to a first quarter record of $234.2 million; gross profit increased 25.7% to $63.5 million; net income was $29.7 million; and diluted earnings per common share was $0.35.
    The quarter ended March 31, 2006 includes a tax benefit in the amount of $6.8 million, or $0.08 per diluted common share, due to a favorable outcome of an income tax audit that resulted in a change to our estimated tax liabilities. Excluding this item, adjusted net income for the quarter increased 32.5% to $22.9 million and adjusted diluted earnings per common share increased 28.6% to $0.27.
    Bob Antin, Chairman and CEO, stated, "We had an outstanding first quarter marked by continued growth in our core businesses. On a 25.3% increase in consolidated revenue, gross profit increased 25.7% and our consolidated gross profit margin increased to 27.1% compared to 27.0% in the first quarter of 2005. Our consolidated operating margin was 19.1% compared to 19.5% in the comparable prior year quarter. Operating income for the first quarter of 2006 includes a non-cash compensation charge of $776,000, or 0.3% of consolidated revenue, as a result of adopting SFAS No. 123R on January 1, 2006.
    "We are also pleased to report that our strong cash position and operating cash flows during the quarter allowed us to voluntarily prepay $40.0 million of our senior term notes.
    "Our laboratory internal revenue growth was 15.2%, generating a 19.6% increase in laboratory gross profit and an increase in laboratory gross profit margin to 46.4% compared to 44.7% in the comparable prior year quarter. Our laboratory operating margin increased to 39.7% compared to 38.4% in the comparable prior year quarter.
    "Our consolidated animal hospital revenue increased 27.9% to $170.5 million. We saw improvements in the performance of those animal hospitals that we have operated for more than one year. We experienced animal hospital same-store revenue growth, adjusted for one additional business day, of 5.3% and animal hospital same-store gross profit margin increased to 19.8% from 19.5% in the comparable prior year period. We continue to experience lower gross profit margins on animal hospitals acquired within the last year, including Pet's Choice, Inc. (acquired on July 1, 2005), resulting in a consolidated animal hospital gross profit margin of 19.1% for the first quarter of 2006 as compared to 19.3% in the comparable period in 2005. Our consolidated animal hospital operating margin for the first quarter of 2006 was 16.4% compared to 16.5% in the comparable prior year quarter. The consolidated animal hospital operating income for the first quarter of 2006 includes a non-cash compensation charge of $215,000 as a result of adopting SFAS No. 123R.
    "Our medical technology revenue increased 78.2% to $8.0 million, resulting in an increase in gross profit margin to 31.3% compared to 23.2% in the comparable prior year quarter. Our medical technology segment reported an operating loss of $149,000 compared to an operating loss of $528,000 reported in the first quarter of 2005."

    Non-GAAP Financial Measures

    We believe investors' understanding of our total performance is enhanced by disclosing adjusted net income and adjusted diluted earnings per common share. We define adjusted net income and adjusted diluted earnings per common share as the reported items, adjusted to exclude certain significant items. Adjusted diluted earnings per common share is adjusted net income divided by diluted common shares outstanding.
    Management uses adjusted net income and adjusted diluted earnings per common share because they exclude the effect of significant items that we believe are not representative of our core operations for the periods presented. As a result, these non-GAAP financial measures help to provide meaningful comparisons of our overall performance from one reporting period to another and meaningful assessments of our future performance and related trends. For the first quarter of 2006, the only item excluded in computing adjusted net income and adjusted diluted earnings per common share was the $6.8 million tax benefit recorded during that period. No items were excluded for the comparable quarter in 2005.
    There is a material limitation associated with the use of these non-GAAP financial measures: our computation of adjusted net income excludes the impact of these excluded items and as a result, our computation of adjusted diluted earnings per common share does not depict diluted earnings per common share in accordance with GAAP.
    To compensate for the limitations in the non-GAAP financial measures discussed above, our disclosures provide a complete understanding of all adjustments found in non-GAAP financial measures, and we reconcile the non-GAAP financial measures to the GAAP financial measures in the attached financial schedules titled "Supplemental Operating Data."

    Conference Call

    We will discuss our company's first quarter 2006 financial results during a conference call today, April 26, 2006 at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call via telephone by dialing 800-289-0544. Interested parties should call at least 10 minutes prior to the start of the call to register.

    Forward-Looking Statements

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statement regarding continued growth in our core businesses. Among the important factors that could cause actual results to differ are: a material adverse change in our financial condition or operations; the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of our recent acquisitions, including Pet's Choice, Inc., and our ability to effectively manage our growth and achieve operating synergies; a continued decline in demand for some of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
    We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply ultrasound and digital radiography equipment to the veterinary industry.


                           VCA Antech, Inc.
                    Consolidated Income Statements
          For the Three Months Ended March 31, 2006 and 2005
        (Unaudited -- In Thousands, Except Per Share Amounts)

                                                Three Months
                                              Ended March 31,
                                      --------------------------------
                                            2006            2005
                                       ---------------  --------------
Revenue:
 Laboratory                           $        61,537  $       53,439
 Animal hospital                              170,523         133,354
 Medical technology                             7,992           4,484
 Intercompany                                  (5,872)         (4,414)
                                       ---------------  --------------
                                              234,180         186,863
                                       ---------------  --------------

Direct costs                                  170,659         136,336

Gross profit:
 Laboratory                                    28,550          23,869
 Animal hospital                               32,597          25,735
 Medical technology                             2,502           1,039
 Intercompany                                    (128)           (116)
                                       ---------------  --------------
                                               63,521          50,527
                                       ---------------  --------------
Selling, general and administrative:
 Laboratory                                     4,094           3,365
 Animal hospital                                4,823           3,703
 Medical technology                             2,651           1,567
 Corporate                                      7,317           5,497
                                       ---------------  --------------
                                               18,885          14,132
                                       ---------------  --------------

Gain on sale of assets                           (118)            (10)
                                       ---------------  --------------

Operating income                               44,754          36,405

Interest expense, net                           6,312           6,667
Other (income) expense                            (66)             64
Minority interest expense                         774             685
                                       ---------------  --------------
Income before provision for income
 taxes                                         37,734          28,989
Provision for income taxes                      8,075          11,743
                                       ---------------  --------------
Net income                            $        29,659  $       17,246
                                       ===============  ==============

Diluted earnings per common share     $          0.35  $         0.21
                                       ===============  ==============
Shares used for computing diluted
 earnings per common share                     84,583          83,511
                                       ===============  ==============


                           VCA Antech, Inc.
                     Supplemental Operating Data
          For the Three Months Ended March 31, 2006 and 2005
        (Unaudited -- In Thousands, Except Per Share Amounts)

                                                Three Months
                                              Ended March 31,
                                      --------------------------------
                                            2006            2005
                                       ---------------  --------------
Table #1
Reconciliation of net income to
 adjusted net income

Net income                            $        29,659  $       17,246
Certain significant item:
 Tax benefit                                   (6,806)              -
                                       ---------------  --------------
Adjusted net income                   $        22,853  $       17,246
                                       ===============  ==============

Table #2
Reconciliation of diluted earnings
 per common share to adjusted diluted
 earnings per common share

Diluted earnings per common share     $          0.35  $         0.21
Certain significant item as detailed
 in Table #1                                    (0.08)              -
                                       ---------------  --------------
Adjusted diluted earnings per common
 share                                $          0.27  $         0.21
                                       ===============  ==============

Shares used for computing adjusted
 diluted earnings per common share             84,583          83,511
                                       ===============  ==============

Table #3
Depreciation and amortization

Depreciation and amortization
 included in direct costs:
  Laboratory                          $         1,057  $          887
  Animal hospital                               3,506           2,726
  Medical technology                              318             278
  Intercompany                                    (31)              -
                                       ---------------  --------------
                                                4,850           3,891
                                       ---------------  --------------

Depreciation and amortization
 included in selling, general and
 administrative expense                           572             451
                                       ---------------  --------------
Total depreciation and amortization   $         5,422  $        4,342
                                       ===============  ==============


                           VCA Antech, Inc.
               Supplemental Operating Data - Continued
              As of March 31, 2006 and December 31, 2005
                      (Unaudited - In Thousands)


                                         March 31,      December 31,
                                            2006            2005
                                       ---------------  --------------
Table #4
Selected consolidated balance sheet
 data

Cash                                  $        32,180  $       58,488
Accounts receivable, net              $        36,773  $       36,104
Stockholders' equity                  $       341,437  $      308,751
Total assets                          $       886,193  $      897,073

Debt:
 Revolving credit facility            $             -  $            -
 Senior term notes                            395,563         436,613
 Other debt and capital leases                 19,150          16,099
                                       ---------------  --------------
  Total debt                          $       414,713  $      452,712
                                       ===============  ==============


          For the Three Months Ended March 31, 2006 and 2005
                     (Unaudited -- In Thousands)

                                            For the Three Months
                                              Ended March 31,
                                      --------------------------------
                                            2006            2005
                                       ---------------  --------------
Table #5
Selected cash flow and expense data

Net cash provided by operating
 activities                           $        38,477  $       35,368
Rent expense                          $         7,690  $        6,052
Capital expenditures                  $         7,860  $        7,209




    CONTACT: VCA Antech, Inc.
             Tom Fuller, 310-571-6505